Exhibit 99.1

Discovery and Functional Characterization of Novel Anti-PD-1 Antibodies Using *Ex Vivo* Cell-Based Assays, Single-Cell Immunoprofiling, and *In Vivo* Studies in Humanized Mice

Felix Scheuplein, Sheila Ranganath, Thomas McQuade, Lei Wang, Vikki Spaulding, Sri Vadde, Jennifer Watkins-Yoon, Bin Feng, Shanu Mehta, M. Isabel Chiu and Cokey Nguyen
Enumeral Biomedical, 200 CambridgePark Drive Suite 2000, Cambridge, MA 02140

Abstract

Given recent approvals of anti-PD-1 inhibitors Keytruda (pembrolizumab) and Opdivo (nivolumab) for treatment of metastatic melanoma and non-small cell lung cancer NSCLC, we asked whether additional anti-PD-1 inhibitors with different epitopes or potentially differentiated mechanisms of action can provide clinical benefit beyond the two marketed therapies. Using Enumeral's proprietary single cell technology, we generated more than 300 anti-PD-1 monoclonal antibodies from primary B cells. Bioinformatics analysis of sequences show these antibodies comprise 26 distinct clades, or families, that bind to PD-1. Results from binding studies further indicate we have discovered a family of novel antibodies that do not appear to compete with currently marketed antibodies for binding to PD-1, nor do they appear to compete with PD-L1, suggesting a differentiated mechanism of action. We have humanized two lead antibodies for preclinical testing and in preparation for clinical studies. Here we describe functional characterization of the two lead antibodies using cell-based ex vivo assays, patient-derived tumor profiling assays using our single-cell platform, and in vivo studies in humanized NSG mice. Results show that the two lead anti-PD-1 antibodies exhibit a higher level of T cell activation in mixed lymphocyte reaction (MLR) assays using primary human immune cells. Second, these antibodies also demonstrated dose-dependent increases in T cell CD25 expression. Next, to test the effect of the two lead anti-PD-1 antibodies on tumor growth, we conducted a study using a patient-derived tumor (PDX) model on humanized NSG mice. NSG mice reconstitute a full human immune system including a functional T, B cell repertoire, enabling the direct, in vivo evaluation of our human anti-PD-1 antibodies.



Figure 1. (A) Enumeral Target Discovery and (B) Antibody Discovery Platforms Overview
(A) Analysis of tumor infiltrated lymphocytes (TILs) IC expression at the single cell from human tumor biopsy using Enumeral's proprietary technology. Each single cell is profiled for surface marker expression, cytokine secretion, and submitted for NGS. (B) After target identification, immunized animals are screened using Enumeral micro-engraving technology. After retrieval of antibody-secreting cells, heavy and light chains are recovered by single cell RT-PCR. Then, antibodies are cloned, tested for binding, and characterized biochemically and functionally.



Figure 2. In Vitro Blockade with Enumeral's anti-PD-1 Antibodies Can Restore T cell Immunity
Enumeral anti-PD-1 lead candidates were tested for differential T cell activation in response to PD-1 blockade in vitro. Top 2 leads were humanized and tested in a mixed lymphocyte reaction after 6 days of co-incubation of HLA-mismatched T cells and monocyte derived dendritic cells. T cell activation was assessed as inferred by secretion of effector cytokines such as interferon gamma (IFNγ)(A) and upregulation of the high affinity IL-2 receptor CD25 (B).



Figure 3. Ex vivo analyses of Patient lung tumor TILs.
(A) Summary table of T cell infiltration and cell surface phenotypes across 12 NSCLC samples. (B) Single cell platform-based assessment of cytokine secretion capability after PMA/iono activation (50 ng/ml and 1 µg/ml, respectively) of ex vivo TILs revealed strong suppression of T cells. (C) *Ex vivo* activation of TILs (0.5 µg/ml OKT3 and 1 µg/ml anti CD28) in presence of PD-1 blocking antibodies demonstrated PD-1 blockade can reverse suppression and augment interferon-γ response in some samples (D) while in others, depending on inhibitory receptor load, no augmentation occurred



Figure 4. Study outline for NSG PDX study
75 humanized-NSG mice were implanted with a lung tumor PDX derived from a patient with metastatic non-small cell lung carcinoma (LG1306) and randomized into 5 cohorts (n=12 per group). Dosing and analyses were done according to scheme.



Figure 5. *In vivo* anti-tumor efficacy in hu-NSG PDX study
(A) Lung tumor PDX (LG1306) growth was measured by tumor volume (error bars = 95% CI). (B) Individual growth curves across dose groups. Black: vehicle-treatment; Red: anti-PD-1 therapy



Figure 6. TGI, tolerability and end of study flow cytometry analyses
(A) Tumor growth inhibition of lung tumor PDX (LG1306) was calculated at end of study (p-val vs. vehicle <0.005). (B) Extent of immune humanization was comparable across all dose groups as evidenced by similar % CD3+ T cell engraftment in peripheral blood at time of randomization. (C) Dosing was well tolerated across all dose groups indicated by comparable weights at end of study. (D) End of study flow cytometry confirms PD-1 target engagement as evidenced by blocking of binding by fluorescently labelled PD-1 detection antibody (EH12.2H7) to CD4+ and CD8+ T cells. PDX TIL Expression of PD-1, Tim-3 and TIGIT resembled our findings in ex vivo profiling experiments from primary human lung tumors.

Conclusion

Enumeral developed novel, fully humanized PD-1 blocking monoclonal antibodies, 388D4 and 244C8. 244C8 family of antibodies appears to have a novel mechanism of action, as they neither compete with currently marketed PD-1 antibodies for binding to PD-1 nor with PD-L1 binding, but induce expression of the high affinity IL-2 receptor alpha chain CD25. Both 388D4 and 244C8 can reverse T cell suppression in *ex vivo* TIL experiments in a subset of patient samples at least as potently as nivolimamab. Importantly, both 388D4 and 244C8 exhibited significant anti-tumor efficacy when tested in a NSCLC lung PDX model in *vivo*. These results demonstrate both *ex vivo* and *in vivo* function by our novel anti-PD-1 antibodies.

ENUMERAL